EXHIBIT 4.1

Filed in the office of /s/ ROSS MILLER Ross Miller Secretary of State State of Nevada	Document Number 20130779877-71 Filing Date and Time 11/27/2013 12:15 PM Entity Number E0210852010-1

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation: Guwenhua International Company

2.	The articles have been amended as follows: (provide articles numbers, if available)
Article I is hereby amended such that the name of the corporation is “TYIN Group Holdings Limited”.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Greater than 50%

4.	Effective date of filing: (optional) Date: _____________ Time: _____________
(must not be later than 90 days after the certificate is filed)

5.	Signature (required):

/s/ Anthony Tsang
Signature of Officer